Exhibit 99(c)



                              Gartner Group, Inc.
                                 P.O. Box 10212
                              56 Top Gallant Road
                               Stamford, CT 06904

                                                                July 16, 1999

R.H. Donnelley Corporation
One Manhattanville Road
Purchase, NY 10577

ACNielsen Corporation
177 Broad Street
Stamford, CT 06901

Dear Sirs:

                  Reference is made to (i) the Distribution Agreement (the "1996 Distribution Agreement"), dated as of October 28, 1996, among Cognizant Corporation, which has been renamed Nielsen Media Research, Inc. ("NMR"), The Dun & Bradstreet Corporation, which has been renamed the R.H. Donnelley Corporation ("RHD") and ACNielsen Corporation ("ACNielsen") and (ii) the letter of undertaking dated June 29, 1998 from IMS Health Incorporated ("IMS HEALTH") to RHD and ACNielsen. In June 1998, NMR distributed to its stockholders all of the outstanding shares of common stock of IMS HEALTH (the "IMS HEALTH Distribution"). IMS HEALTH has announced its intention to distribute (the "Gartner Distribution") to its stockholders all of the shares of the Class B
Common Stock of Gartner Group, Inc. ("Gartner") that IMS HEALTH will hold following the recapitalization of Gartner contemplated by the Agreement and Plan of Merger dated June 17, 1999, among IMS HEALTH, Gartner and GRGI, INC. In connection with the IMS HEALTH Distribution, IMS HEALTH undertook (the "IMS HEALTH Undertaking") to both RHD and ACNielsen to be jointly and severally liable for all Cognizant Liabilities (as defined in the 1996 Distribution
Agreement). Under Section 8.9(c) of the 1996 Distribution Agreement, as applicable to IMS HEALTH pursuant to the IMS HEALTH Undertaking, IMS HEALTH may not make a distribution such as the Gartner Distribution unless it causes the distributed entity to undertake to both RHD and ACNielsen to be jointly and severally liable for all Cognizant Liabilities under the 1996 Distribution Agreement. Therefore, in accordance with Section 8.9(c) of the 1996 Distribution Agreement and intending to be legally bound hereby, from and after the effective time of the Gartner Distribution, Gartner undertakes to each of RHD and ACNielsen to be jointly and severally liable for all Cognizant Liabilities under the 1996 Distribution Agreement.

         Very truly yours,

         GARTNER GROUP, INC.


     By: /s/ Michael Fleisher
         --------------------
          Name:    Michael Fleisher
          Title:   CFO, Executive Vice President